Exhibit 11.1

NIS Code of Ethics

Introduction
     Our corporate philosophy states: “We shall respect human rights and dignity, and shall conduct our business with honesty and management with integrity and contribute to the creation of a richer society through fair competition.” Under this philosophy, we continually strive to serve our customers not only in Japan but throughout Asia, providing comprehensive financial services as a “Vision Support Company” to help our customers achieve their dreams.
     To accomplish our goal, we must fully understand our position and social responsibility as a company listed on both the first section of the Tokyo Stock Exchange and the New York Stock Exchange, and manage our group in compliance with corporate ethics and in accordance with our corporate creed, management philosophy, and policies of conduct for our customers, shareholders, business partners, employees and other stakeholders. It is thus important for all of us to recognize that, in the end, corporate compliance is what drives profitability.
     As the environment surrounding our business continues to change significantly, there is an ever stronger focus on “corporate social responsibility” and the establishment of “corporate ethics.” In our group as well, each of us needs to have a strong awareness of the importance of corporate compliance and ethics, and the ability to make right decisions and to act with courage based on appropriate standards for decision-making and conduct.
     With this situation in mind, we have set forth the NIS Code of Ethics. This Code of Ethics shall be the common standard for appropriate decision-making and conduct for all directors, statutory auditors, officers and employees (including contract staff, temporary employees and part-time staff, regardless of types of employment) of our group, and shall be observed equally by all of us regardless of our positions or responsibilities.
     While we believe that each of you already holds a strong sense of ethics and understand the importance of corporate compliance and ethics issues, this Code of Ethics will supplement your understanding, and should serve to help you in the conduct of your business.
     We are confident that, in order to ensure our continued growth, and for your own protection, each of you will gain a full and accurate understanding of the NIS Code of Ethics and go forward to act with sound judgment as members of society and of our group.
August, 2007
NIS Group Co., Ltd.
Shinsuke Amiya, President

Introduction				2
Contents				3
Purpose and Characterization of the Code of Ethics				4

Code of Ethics

I.	Legal Compliance			5
	1.	Compliance with relevant laws and internal rules		5
			Business-related laws and regulations	5
		‚	Information management- and disclosure-related laws and regulations	6
		ƒ	Insider trading-related laws and regulations	6
	2.	Confidentiality		7
II.	Relationships with Customers and Outside Vendors			7
	1.	Elimination of collusion with customers		7
	2.	Free and fair competition		7
	3.	Selecting and dealing fairly with outside vendors		8
	4.	Prior approval of business entertainment		8
	5.	Responding to offers of gifts or special treatment		9
	6.	Sound relationships with public officials and others		9
	7.	Confrontations with anti-social organization		9
III.	The Company and its Employees			9
	1.	Prohibition of conflict of interest behavior		9
	2.	Respect for company property		10
	3.	Prohibition of sexual harassment and power harassment		10
IV.	As a Member of Society			11
	1.	Prohibition of discrimination; respect for human rights		11
	2.	Awareness of one’s place as a member of society		11
V.	Punitive Provisions			11
VI.	Pledge			11
(Attachment)
Pledge to Comply with NIS Code of Ethics

Purpose and Characterization of the Code of Ethics
     This NIS Code of Ethics (the “Code”) brings together a range of basic and important principles concerning corporate compliance and ethics issues that all directors, statutory auditors, officers and employees of our group should observe equally regardless of our positions or responsibilities. It should be noted that the Code does not encompass every business activity or compliance requirement.
     What is more important than trying to include every detailed rule is to give each and every one of our directors, statutory auditors, officers and employees a thorough understanding of the thought behind the Code in order to help them decide and act appropriately in the conduct of their business.
     If you encounter questions or concerns on corporate compliance and ethics in the course of business, we ask that you consult with your direct supervisor or relevant departments. If circumstances make it difficult for you to discuss such questions or concerns with your supervisor or relevant departments within our group, you may contact the “Corporate Ethics Hotline.” Never keep such concerns or questions to yourself or attempt to resolve them by yourself relying solely on your own knowledge or experience.
     Irresponsible attitudes such as “This doesn’t concern me. Someone else will probably take care of it,” or worse, “Business can get dirty, and sometimes you have to bend the rules. I’ll just do what everyone else is doing,” not only hurt our group but in the end will lead to the deterioration of your own sense of morals.
     Caught up in the press of everyday work, it is easy to neglect these lessons and lose our courage, but in order for us to create a workplace environment in which each of us can work with pride, we all need to keep corporate compliance and ethics issues in mind as we tackle our duties and to strive to continuously improve.
     The Code has been established to provide a common standard for appropriate decision-making and conduct across our group, and shall be an authority to turn to when you have questions or concerns in the conduct of your business. We ask you to go back to the Code each time you have questions or concerns. We believe this process will help you make an appropriate decision and, over time, will nurture your ability to make right decisions.
     Again, the Code incorporates our common company creed, management philosophies and rules of action, and, as such, the fundamental thought behind it will not change. Going forward, however, as times change, and with changes in our internal and external environment, we may from time to time review specific aspects of the Code as necessary.
     Let us all continue to ask ourselves whether we can proudly talk about our job and workplace to our friends and families.
     And, by making right decisions based on the Code and acting with courage based on our own good consciences, let us aspire together to make our group a true leader in corporate compliance.

Code of Ethics
I.	Legal Compliance

1.	Compliance with relevant laws and internal rules

We must, at all times, correctly understand and observe any and all laws, regulations and guidelines relating to our respective businesses. We must not only comply with the express language of laws but also observe the spirit of the laws, whether provided in writing or not, and the intent, purpose and background surrounding the each law’s enactment. In conducting overseas business, we naturally will adhere to laws and regulations of the relevant countries and regions.

At the same time, we must conduct our business faithfully in accordance with our internal rules including employment guidelines and company manuals. We will not follow instructions or orders blindly even when they come from our superior, and should such instructions be in possible violation of the law or our internal rules, we will stop to think, and, when appropriate, question or confirm before acting.

As a business, we must pursue profits, but “corporate profitability” should never mean justifying the pursuit of profits through unjust means. We shall remain fixed on achieving a “fair profit” through the conduct of fair and equitable business.

Further, as a group, we hereby specifically affirm the importance of the following:
	Business-related laws and regulations

We are attempting to transform our business from the one focused on a traditional moneylending business model to a total financial services business by focusing on four key business areas: real estate-related businesses, investment banking, China-related businesses and servicer-related business. While all of our businesses are, of course, conducted in compliance with relevant laws and regulations, our moneylending and other key business endeavors, in particular, require close adherence to both the laws noted below as well as related laws and regulations including the “Law Concerning the Protection of Personal Information of Japan (the Personal Information Protection Law)” and the “Law on Customer Identification and Retention of Records by Financial Institutions, and Prevention of Fraudulent Use of Deposit Accounts (the Personal Identification Act),” in addition to our own internal rules made up of our employment guidelines, company manuals, internal notices and other business communications.
i.	Moneylending business-related
•	Law Concerning Regulations on Moneylending Business, etc. (Moneylending Business Law)

•	Law Concerning the Regulation of Internet Rates (Interest Rate Restriction Law)

•	Law Concerning the Regulation on Acceptance of Contributions, Money Deposits and Interest (Contributions Law) and other related laws, statutes, and government ministerial regulations
ii.	Real Estate-related
•	Building Lots and Building Transactions Law and other related laws, statutes, and government ministerial regulations
iii.	Investment banking-related
•	Financial Instruments and Exchange Law of Japan (FIEL) and other related laws, statutes, and government ministerial regulations
iv.	Servicer business-related
•	Special Measures Law on Debt Servicing Business by Servicing Companies (Servicer Law) and other related laws, statutes, and government ministerial regulations
Should new laws and regulations come into effect in the course of future business growth and expansion into new areas (globalization), they shall also be complied with under the intent of this section.
‚	Information management- and disclosure-related laws and regulations

For personal information, and indeed all information obtained in the course of our business, we must act in accordance with all laws and regulations, and manage such information appropriately in conformity with our own information security policies and other internal rules. Further, to ensure the confidentiality and integrity of such information assets, we will strive to protect their security, and to prevent the loss, theft or unauthorized use of such information.

Further, we must disclose information regarding our financial results and other important statements to the public fully and accurately and in a timely fashion. Such disclosure must be open, fair and understandable in order for us to maintain a healthy relationship with our stakeholders and create a more open company that is trusted by the public at large.

ƒ	Insider trading-related laws and regulations

If we obtain material facts (insider information)*Note1 about our group companies or other companies which have not otherwise been made public, regardless of our individual positions or titles, we may not, beyond what is necessary in the course of business, disclose such insider information. Further, we may not buy or sell any stock or security issued by such companies. This applies to transactions in our families’ names as well. Furthermore, we will also refrain from providing advice to friends and acquaintances based on such information. We will fully understand and comply with all relevant laws, regulations and internal rules regarding insider trading.

* Note 1: Material Facts (insider information)

Information not yet made public that may have a significant bearing on a company’s stock price. This includes material facts regarding a company’s operations, activities and assets that may bear significantly on investor decision-making; specifically, information regarding buyouts, mergers, capital increases, capital decreases, business alliances, new products, sales results, operating profits, etc.

2.	Confidentiality

We must appropriately handle all information obtained in the course of business and not yet made public, including customer information, personal information, company and sales secrets and other confidential information in accordance with the law and our own internal rules. We may not, without justifiable reasons, disclose or otherwise allow such information to be leaked outside the company.

We must remain particularly aware that discussing such information with friends and colleagues, especially at bars and restaurants, in trains or taxis, or in other public places, may constitute a leak of information. That applies to family and relatives as well. We will adhere to this confidentiality obligation not only during our term of employment but also after leaving the company as well.
II.	Relationships with Customers and Outside Vendors, etc.
1.	Elimination of collusion with customers

We present ourselves as a “Vision Support Company” that supports and achieves the visions (dreams) of the small and medium-sized companies that are our customers through a variety of services. To do this, we must be able to respond to a wide variety of customer needs. However, we must not respond to demands, even from our customers, that involve unfair or illegal actions, or that would create ambiguity regarding our position relative to our customers. “Meeting the needs of our customers” does not mean accepting special requests only from certain customers, or responding to illegal or unauthorized requests, or taking on unreasonable demands, from customers.

We must be fair and impartial, and must take special attention not to take any action which may result in an illegal or unethical relationship with our customers or which may be perceived as having such relationship with our customers.
2.	Free and fair competition

In the conduct of our business, we must not hold discussions among our competitors to enter into secret pacts or agreements which may restrict free competition. We shall also refrain from any statement or action that may raise such suspicions. We must clearly reject any proposal from other companies that may suggest such action.

Furthermore, we shall not take any action that may be construed as an abuse of a dominant bargaining position or as excessive interference in the selection of corporate directors. When providing products or services, we shall also take care to avoid any forced cross-selling of other products or services, which may be perceived as improper tie-in sales.

Our group shall conduct its business on the basis of free, fair and transparent competition. “Business with honesty and management with integrity” is part of our corporate philosophy, and this concept is fundamental to our group’s business.

3.	Selecting and dealing fairly with outside vendors

When selecting outside vendors, we shall make fair and open decisions based on the totality of the vendors’ product quality, service, price, delivery, past business experience and reliability. We shall observe all applicable internal rules when outsourcing all or part of our work to an outside vendor.

We will also maintain transparent and equitable relationships in all of our transactions with outside vendors, taking due care in all cases to avoid being perceived by third parties as unfair, partial, or not transparent. We will not provide favorable terms to a particular vendor, or engage in any special favors.

In particular, we must take special care to avoid providing any preferential treatment when entering into any contract or transaction with friends, acquaintances or other individuals with whom we may have a personal relationship. In such cases, we will first report the deal to our direct superior before entering into a contract or transaction with such a person in an open and aboveboard manner.

We do this because we wish to be perceived by all as a company that deals in open and fair transactions.
4.	Prior approval of business entertainment

Regardless of whether or not any direct transaction is involved, when offered any kind of business entertainment, we will first report to and obtain the approval of our direct superior. Upon obtaining the necessary approval, we will only accept minimum necessary entertainment, and inform the other party to that effect. If, for some reason, prior reporting and approval is not possible, we will report any business entertainment accepted as soon as possible after the fact. We do this because such acceptance may have some influence on our future decision-making.

In addition, should such reported business entertainment be deemed excessive by our superior, we must discuss the facts with the relevant departments and respond appropriately to ensure that there is no material impact on our future decision-making. Specifically, for example, we may remove the employee who accepted excessive entertainment from any future dealings with the relevant business partner.

When we provide business entertainment, we must take adequate care to confirm with the other party if it is appropriate and what entertainment is to be provided.

5.	Responding to offers of gifts or special treatment

We may not, in the course of business, accept from customers or outside vendors, etc. any gift of money or goods or any special treatment. Similarly, of course, we may not solicit any gift or special treatment from our clients or vendors.

Should business partners offer a gift or special treatment, we will take appropriate action after first reporting such offer to our direct superior. For example, a personal offer of goods or services at a specially favorable price would fall under such provision.
6.	Sound relationships with public officials and others

In our relationships with public and semi-public officials*Note2, both at home and abroad, we will at all times strive to maintain sound and transparent relationships, based on the National Public Service Ethics Law. Further, we are prohibited from offering gifts or business entertainment of any kind to any public official. We will avoid any actions in regard to parties having any interest in our company, which imply or may be perceived as implying an expectation of some return, even if such actions do not constitute providing an outright gift or business entertainment to such parties.

In principle, the same rule shall apply to individuals related to politicians (including secretaries of legislative members, candidates and so forth), with whom special care should be taken to maintain a relationship in moderation.

We will not attempt to handle questionable situations or address special circumstances on our own, but will always consult in advance with the Risk Management division and follow the instructions of the applicable division head.

*Note 2: Semi-public officials

Members of independent administrative agencies, parking enforcement agents, etc. Also, employees of public corporations and agencies of a particularly public nature, such as Japan Highway Public Corp, the Bank of Japan, NTT, JT and others.
7.	Confrontations with anti-social organizations

We must stand firmly against anti-social organizations. Furthermore, we must eliminate any and all relationships that might be perceived or construed as opaque and collusive. To accomplish this, it is important that all relevant departments work together, in cooperation with the police, if necessary. If we inadvertently become involved with such parties or individuals, we must promptly report such facts to the relevant department and act further only upon receiving appropriate instructions therefrom.
III.	The Company and its Employees
1.	Prohibition of conflict of interest behavior

We will act in such a way that our personal interests do not conflict with those of our group companies. For example, we must never form personal relationships with customers and partners with whom we have developed relationships through work, and the use of customer lists or customer credit information in the pursuit of personal profit is never to be permitted. Further, we will not hold relationships with, or invest in, our competitors, nor will we otherwise participate in their activities. Having one’s own business is, of course, prohibited. We are also prohibited from serving as a director of another company or working for another business without the prior approval of a relevant group company.

2.	Respect for company property

We shall maintain a distinction between company property and personal property, and respect company property. All company property is provided for business use and not for personal use. As such, company supplies and materials shall not be taken home. Use of the internet, e-mail, copy machines, facsimile and company-provided mobile phones for personal purposes is not permitted.

In addition, to maintain the security of our information systems and information assets, internet and e-mail use may be monitored. Use of the internet or e-mail for personal purposes, and/or viewing of inappropriate internet sites (adult sites, gambling sites, etc.) found in the course of such monitoring may be a cause for dismissal.
3.	Prohibition of sexual harassment and power harassment

In compliance with relevant employment and labor laws, we strive to build and maintain a positive, comfortable working environment. Therefore, under no circumstances do we allow any director, statutory auditor, officer or employee to use his or her rank or position to force a sexual relationship on another. We also prohibit any conduct or expression that may cause any of us, of either gender, to feel sexually uncomfortable, and any conduct that negatively affects the workplace environment. That such unacceptable conduct or expression took place over drinks or at a party is not an acceptable excuse.

We also prohibit words and actions that take advantage of one’s rank or position to exert undue pressure on an employee of a lower rank or position. This may be the case when one person’s idea of “guidance” is felt by the other party to be “verbal abuse.” Any situation which, when viewed objectively, is seen as causing harm to an individual’s person or dignity may be considered power harassment.

Cases of sexual and/or power harassment will, upon discovery, be dealt with in accordance with prescribed policy.

IV.	As a Member of Society
1.	Prohibition of discrimination; respect for human rights

In employment and compensation, we must assess each employee fairly on the basis of the nature of their work and their performance. Under no circumstances will discrimination be allowed on the basis of race, religion, nationality, gender, beliefs, creed, education, birthplace, age, appearance, physical handicap or other individual characteristics. Even when clear discrimination is not involved, we will refrain from any conduct or expression that may cause discomfort to individuals or those around us. Jokes based on an individual’s physical attributes are damaging to a comfortable workplace, and should be considered in the same manner, and each employee should strive to speak and act with the other party’s feelings taken into consideration. We will show respect for human rights and will not allow insidious bullying or harassment, which is nothing more than the Golden Rule: “Do unto others as you would have them do unto you.”
2.	Awareness of one’s place as a member of society

Wherever we go, in the workplace or outside, we will be aware of our position as adults in international society. We will keep in mind that each of us represents our group, and should thus refrain from words or actions that go against common sense and good manners. We will keep in mind that we should speak and act in moderation even when we are not at work. Each of us will take due care not to tarnish the reputation of our group. Specifically, we will refrain from driving, or allowing others to drive, while intoxicated, and shall refrain from any act that may represent an infringement of intellectual property rights.
V.	Punitive Provisions
     The particulars set forth herein are to be complied with by all directors, statutory auditors, officers and employees of our group. All managers are therefore expected to instruct employees in their respective workplaces to comply with the Code and to monitor their conduct.
     Should there be a violation of the Code, the facts should be verified, after which appropriate penalties will be imposed on the individual in violation of the Code in accordance with company employment policies, sanctions and other rules. In such case, in addition to the individual in violation of the Code, the manager responsible for the individual’s supervision may be considered to bear the responsibility for the matter in question.
     In addition, any individual who knows of any violation of the Code but either fails to take action, ignores, acquiesces to, or otherwise furthers the situation, may be considered equally culpable.
VI.	Pledge
     All directors, statutory auditors, officers and employees of our group are required to read the Code in its entirety, to understand our basic approach to compliance issues, and to act not only in accordance with the provisions noted herein but also according to the unwritten codes of their own sense of ethics and good consciences.
     If you are in agreement with the above, please provide a copy of the attached “Pledge to Comply with the NIS Code of Ethics” along with your signature and seal indicating such understanding.

(Attachment)
NIS Group Co., Ltd.
Shinsuke Amiya, President and Representative Director
Pledge to Comply with the NIS Code of Ethics
     I fully understand the NIS Group’s basic approach to corporate compliance and ethics issues, and hereby pledge to comply with both the written provisions of that Code, as well as the unwritten codes of my own sense of ethics and good conscience. I hereby further agree to resubmit this Pledge annually, as the Company may request.

(Contents)

I.	Legal Compliance

	1.	Compliance with related laws and internal rules

		i.	Business-related laws and regulations
		ii.	Information management- and disclosure-related laws and regulations
		iii.	Insider trading related laws and regulations

	2.	Confidentiality

II.	Relationships with Customers and Outside Vendors

	1.	Elimination of collusion with customers
	2.	Free and fair competition
	3.	Selecting and dealing fairly with outside vendors
	4.	Prior approval for business entertaining
	5.	Responding to other offers of accommodation
	6.	Sound relationships with public officials and others
	7.	Confrontations with anti-social forces

III.	The Company and its Employees

	1.	Prohibition of conflict of interest behavior
	2.	Respect for company property
	3.	Prohibition of sexual harassment and power harassment

IV.	As a Member of Society

	1.	Prohibition of discrimination; respect for human rights
	2.	Awareness of one’s place as a member of society
MM, DD, 2007

Employee Number

Division	Dept. Section

Name/Signature	(seal)